Exhibit 99.1

Investors and Media:

Kyle Bland: (630) 824-1987

SUNCOKE ENERGY PARTNERS, L.P. ANNOUNCES EXPIRATION AND RESULTS OF ITS

CASH TENDER OFFER FOR ANY AND ALL OF ITS OUTSTANDING 7.375% SENIOR NOTES DUE 2020

LISLE, Ill. (May 24, 2017) – SunCoke Energy Partners, L.P. (NYSE: SXCP), announced today that the cash tender offer (the “offer”) that it commenced on May 16, 2017 to purchase any and all of its outstanding 7.375% Senior Notes due 2020 (the “notes”), co-issued by SunCoke Energy Partners Finance Corp., a wholly owned subsidiary of SXCP, expired at 5:00 p.m., New York City time, on May 23, 2017.

According to Global Bondholder Services Corporation, the depositary for the offer, valid tenders had been received at the expiration of the offer in the amount and percentage set forth in the table below.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered	Percentage of Principal Amount Tendered(1)
7.375% Senior Notes due 2020	86723CAA6	$462,941,000	$420,411,000	90.81%
	86723CAC2
	86723CAD0
	86723CAE8
	U86660AB0

SXCP expects to accept for payment all notes validly tendered and not validly withdrawn as of the expiration time of the offer, and SXCP expects to make payment for these notes later today.

SXCP will apply part of the proceeds from the issuance of SXCP’s $630 million of 7.50% senior notes due 2025, which is also expected to close today, to the payment for all notes it purchases in the offer.

BofA Merrill Lynch has served as the exclusive dealer manager for the offer, and Global Bondholder Services Corporation has served as the depositary and information agent for the offer. Questions regarding the terms of the offer may be directed to BofA Merrill Lynch by calling (888) 292-0070 (toll-free) or (980) 387-5602 (collect).

Subject to settlement of the offer, SXCP expects to issue later today a notice of redemption respecting any notes not purchased in the offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. In addition, this press release does not constitute a notice of redemption under the indenture governing the notes.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,”

“predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXCP) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to, domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting SXCP, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXCP; and changes in tax, environmental and other laws and regulations applicable to SXCP’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXCP management, and upon assumptions by SXCP concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXCP does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

SXCP has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXCP. For information concerning these factors, see SXCP’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXCP’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 40 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

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